AMENDMENT TO

PARTICIPATION AGREEMENT

The Participation Agreement, dated April 3, 2000 (as amended, the “Agreement”),, by and among AIM Variable Insurance Funds (Invesco Variable Insurance Funds), a Delaware trust (“AVIF”), Invesco Distributors, Inc., a Delaware corporation (“Invesco”), First MetLife Investors Insurance Company, a New York life insurance company (“Life Company”) and MetLife Investors Distribution Company, a Missouri corporation (“MetLife Distributors”), is hereby amended as follows:

WHEREAS, effective March 6, 2017, First MetLife Investors Insurance Company was renamed Brighthouse Life Insurance Company of New York;

WHEREAS, effective March 6, 2017, its affiliate Brighthouse Securities, LLC (Brighthouse Securities), a Delaware limited liability company, replaced MetLife Investors Distribution Company as distributor of the Contracts;

WHEREAS, the parties desire to amend the Agreement to memorialize such name change and replace MetLife Distributors with Brighthouse Securities; and

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.	All references to First MetLife Investors Insurance Company are hereby deleted and replaced with Brighthouse Life Insurance Company of New York and all references to the term “Life Company” shall be deemed references to Brighthouse Life Insurance Company of New York;

2.	All references to MetLife Investors Distribution Company and the state of domicile in Missouri are hereby deleted and replaced with Brighthouse Securities, LLC and the new state of domicile is Delaware. All uses of the term “MetLife Distributors” or “Cova Sales” shall be replaced with the term “Brighthouse Securities” and shall be deemed references to Brighthouse Securities, LLC; and

3.	Section 9 - Notices of the Agreement is hereby deleted in its entirety and replaced with the following:

“Section 9. Notices

Notices and communications required or permitted will be given by means mutually acceptable to the Parties concerned. Each other notice or communication required or permitted by this Agreement will be given to the following persons at the following addresses and facsimile numbers, or such other persons, addresses or facsimile numbers as the Party receiving such notices or communications may subsequently direct in writing:

AIM Variable Insurance Fund

(Invesco Variable Insurance Funds)

Invesco Distributors, Inc.

11 Greenway Plaza, Suite 1000

Houston, Texas 77046

Facsimile: (713) 993-9185

Attn: Veronica Castillo, Esq.

Brighthouse Life Insurance Company of New York

Brighthouse Securities, LLC

One Financial Center, 21st Floor

Boston, MA 02111

Attn: Law Department”

4.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties below have caused this Amendment to the Participation Agreement to be executed by their duly authorized officers effective as of the day and year first written below.

Effective date: March 6, 2017.

AIM VARIABLE INSURANCE FUNDS (INVESCO VARIABLE INSURANCE FUNDS)

Attest:	/s/ Veronica Castillo	By:	/s/ John M. Zerr
Name:	Veronica Castillo	Name:	John M. Zerr
Title:	Assistant Secretary	Title:	Senior Vice President

INVESCO DISTRIBUTORS, INC.

Attest:	/s/ Veronica Castillo	By:	/s/ Brian C. Thorp
Name:	Veronica Castillo	Name:	Brian C. Thorp
Title:	Assistant Secretary	Title:	Vice President

BRIGHTHOUSE LIFE INSURANCE COMPANY OF NEW YORK

Attest:		By:	/s/ Gregory Ellson
Name:		Name:	Gregory Ellson
Title:		Title:	Vice President

BRIGHTHOUSE SECURITIES, LLC

Attest:		By:	/s/ Donald Leintz
Name:		Name:	Donald Leintz
Title:		Title:	Vice President

METLIFE INVESTORS DISTRIBUTION COMPANY

Attest:		By:	/s/ Todd Nevenhoven
Name:		Name:	Todd Nevenhoven
Title:		Title:	Vice President